Exhibit (b) (6)
ASSIGNMENT AND ACCEPTANCE
Dated as of October 13, 2009
Reference is made to the Financing Agreement, dated as of March 1, 2006 (such Agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the Financing Agreement”), by and among Life Sciences Research, Inc., a Maryland corporation (the “Parent”), Huntingdon Life Sciences Limited, a company incorporated under the laws of England and Wales (“Huntingdon”), each subsidiary of the Parent thereafter joined to the Financing Agreement as a “Borrower” (together with Huntingdon, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and ***, as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”). Capitalized terms used herein which are defined in the Financing Agreement and not otherwise defined herein shall have the same meaning herein as set forth therein.
     XI CAPITAL COMPANY (solely in its capacity as a Lender under the Financing Agreement) (the “Assignor”) and River Investment Partners (the “Assignee”) agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty (except as set forth in Section 2 hereof), and the Assignee hereby purchases and assumes from the Assignor, on the Effective Date (as defined below), an interest as set forth in Exhibit A attached hereto (the “Assigned Interest”) in and to (i) all of the Assignor’s right, title and interest with respect to the Term Loan set forth in Exhibit A, and (ii) to the extent related thereto, all of the Assignor’s rights and obligations, solely as a Lender, under the Financing Agreement and any other Loan Document (including, without limitation, (A) the outstanding principal amount of the Term Loan made by the Assignor, and (B) the Assignor’s Pro Rata Share of the Obligations of each Loan Party under the Financing Agreement and the Loan Documents, and (C) the promissory notes evidencing the Assignor’s portion of the Term Loan). The Assigned Interest (expressed as a percentage) in the Term Loan is set forth in Exhibit A.
          2. (a) The Assignor (i) represents and warrants as of the date hereof that the outstanding principal amount of the Term Loan is set forth in Exhibit A (without giving effect to assignments thereof which have not yet become effective); (ii) represents and warrants that it is the legal and beneficial owner of the interest it is assigning hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by or in connection with the Financing Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

its obligations under the Financing Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.
          (b) The Assignee represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Loan Parties, the Collateral, the Term Loan, and all aspects of the transactions evidenced by or referred to in the Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Agreement) of the Assignor in connection with the assignment made under this Agreement. The Assignee further acknowledges that the Assignee will, independently and without reliance upon the Assignor, the Agent or any other Lender and based upon the Assignee’s review of such documents and information as the Assignee deems appropriate at the time, make and continue to make its own credit decisions in entering into this Agreement and taking or not taking action under the Loan Documents. The Assignor shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Assignee or to provide the Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial extension of credit under the Financing Agreement or at any time or times thereafter.
          (c) The Assignee represents and warrants to the Assignor that has acquired its Assigned Interest for its own account and not with any intention of selling all or any portion of such interest; and that it has received, reviewed and approved copies of all Loan Documents.
          (d) The Assignor shall not be responsible to the Assignee for the execution, effectiveness, accuracy, completeness, legal effect, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor to the Assignee or by or on behalf of the Loan Parties to the Assignor or the Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Loan Parties or any other Person liable for the payment of the Term Loan or payment of amounts owed in connection with other extensions of credit under the Financing Agreement or the value of the Collateral or any other matter. The Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Term Loan or other extensions of credit under the Financing Agreement or as to the existence or possible existence of any Event of Default or Default.
          (e) Each party to this Agreement represents and warrants to the other party to this Agreement that it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability maybe limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

          (f) Each party to this Agreement represents and warrants that the making and performance by it of this Agreement do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it.
          (g) Each party to this Agreement represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Agreement.
          (h) The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any Lien.
          (i) The Assignor makes no representation or warranty and assumes no responsibility with respect to the operations, condition (financial or otherwise), business or assets of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under the Financing Agreement or any other Loan Document.
          (j) The Assignee appoints and authorizes the Agent to take such action as an agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.
          (k) The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreement and the other Loan Documents are required to be performed by it as a Lender.
          (l) The Assignee confirms that it has received all documents and information it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.
          (m) The Assignee may, at any time specify or change its address for notices by providing notice to the Agent.
          3. The effective date for this Agreement (the “Effective Date”) shall be October 13, 2009.
          4. As of the Effective Date (a) the Assignee shall, in addition to the rights and obligations under the Financing Agreement and the other Loan Documents, if any, held by it immediately prior to the Effective Date, have the rights and obligations under the Financing Agreement and the other Loan Documents that have been assigned to it pursuant to this Agreement, and (b) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents that have been assigned by the Assignor to the Assignee pursuant to this Agreement.
          5. From and after the Effective Date, the Agent shall make all payments under the Financing Agreement in respect of the rights assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. If the Assignor receives or collects any payment of interest or fees attributable to the interests assigned to Assignee by this Agreement which has accrued after the Effective Date, the Assignor shall distribute to the Assignee such payment. If the Assignee receives or collects any payment of interest or fees which is not attributable to the interests assigned to the Assignee by this Agreement or which has accrued on or prior to the Effective Date, the Assignee shall distribute to the Assignor such payment.
          6. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          7. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
          8. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile, or other electronic transmission, shall be equally effective as delivery of an original executed counterpart.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

XI CAPITAL COMPANY

By:
Title:	Authorized Signatory

RIVER INVESTMENT PARTNERS

By:
Title:	Authorized Signatory
ACCEPTED AND CONSENTED TO
this 13th day of October, 2009
***,
as Agent

By:
Title:	Authorized Signatory

LIFE SCIENCES RESEARCH INC., as Parent

By:
Name:
Title:

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

EXHIBIT A
Name and Date of Financing Agreement: Financing Agreement, dated as of March 1, 2006, by and among Life Sciences Research, Inc., a Maryland corporation (the “Parent”), Huntingdon Life Sciences Limited, a company incorporated under the laws of England and Wales (“Huntingdon”), each subsidiary of the Parent thereafter joined to the Financing Agreement as a “Borrower” (together with Huntingdon, each a “Borrower” and collectively, the “Borrowers”), each party listed as a “Guarantor” on the signature pages thereto, the lenders (“Lenders”) from time to time party thereto, and *** as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).

			Percentage Interest of
	Aggregate Amount of	Amount of	Total Applicable
Applicable Loans	Applicable Loans for all	Applicable Loans	Loans Assigned to
Assigned	Lenders	Assigned to Assignee	Assignee
Commitment	$19,505,648.24	$19,505,684.24	%35.344657
Loans	$19,505,648.24	$19,505,684.24	%35.344657
The foregoing amounts represent the outstanding principal balance of the assigned loans as of October 13, 2009.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.